                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                          WIND POINT PARTNERS II, L.P.
                        MARQUETTE VENTURE PARTNERS, L.P.
          CHEMICAL EQUITY ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP
                        BANC ONE VENTURE CORPORATION and
                             MANAGEMENT SHAREHOLDERS

                                       AND

                             UNIVERSAL OUTDOOR, INC.

                                 RELATING TO THE
                                CAPITAL STOCK OF
                               NOA HOLDING COMPANY


                             DATED FEBRUARY 27, 1996

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

2.  Sale of Shares; Purchase Price . . . . . . . . . . . . . . . . . . . . .   6

3.  Representations and Warranties of Sellers as to Themselves . . . . . . .  10
     (a)  Organization and Authority of Each Seller. . . . . . . . . . . . .  11
     (b)  Due Execution and Absence of Breach. . . . . . . . . . . . . . . .  11
     (c)  Good Title to the Shares . . . . . . . . . . . . . . . . . . . . .  12

4.  Representations and Warranties of the Sellers as to Holding and the
     Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     (a)  Organization and Good Standing . . . . . . . . . . . . . . . . . .  12
     (b)  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     (c)  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     (d)  Financial Statements . . . . . . . . . . . . . . . . . . . . . . .  13
     (e)  No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .  14
     (f)  No Material Adverse Change; Business Conducted in the Ordinary
          Course; No Dividends . . . . . . . . . . . . . . . . . . . . . . .  14
     (g)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     (h)  Patents, Trademarks and Copyrights . . . . . . . . . . . . . . . .  15
     (i)  Real Property; Leases of Real Property . . . . . . . . . . . . . .  15
     (j)  Sign Location Leases . . . . . . . . . . . . . . . . . . . . . . .  16
     (k)  Permits; Compliance with Laws. . . . . . . . . . . . . . . . . . .  16
     (l)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     (m)  Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .  17
     (n)  Title to Properties; Absence of Encumbrances . . . . . . . . . . .  18
     (o)  Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     (p)  Litigation; Consents . . . . . . . . . . . . . . . . . . . . . . .  19
     (q)  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .  20
     (r)  Labor Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  20
     (s)  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     (t)  Affiliate Transactions . . . . . . . . . . . . . . . . . . . . . .  22

5.  Representations and Warranties of Purchaser. . . . . . . . . . . . . . .  22
     (a)  Organization and Good Standing . . . . . . . . . . . . . . . . . .  22
     (b)  Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     (c)  Litigation; Consents . . . . . . . . . . . . . . . . . . . . . . .  22
     (d)  Execution and Effect of Agreement. . . . . . . . . . . . . . . . .  23
     (e)  Investment Representation. . . . . . . . . . . . . . . . . . . . .  23
     (f)  Sources of Information . . . . . . . . . . . . . . . . . . . . . .  23
     (g)  Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

6.  Covenants of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     (a)  Access to Documents; Opportunity to Ask Questions. . . . . . . . .  23
     (b)  Maintenance of Insurance . . . . . . . . . . . . . . . . . . . . .  24
     (c)  Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . .  24
     (d)  Consents; Conditions Precedent . . . . . . . . . . . . . . . . . .  25

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     (e)  Hart-Scott-Rodino Filings. . . . . . . . . . . . . . . . . . . . .  25
     (f)  Discharge of Indebtedness. . . . . . . . . . . . . . . . . . . . .  26
     (g)  Share Certificates . . . . . . . . . . . . . . . . . . . . . . . .  26
     (h)  Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     (i)  No Shop. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

7.  Covenants of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . .  27
     (a)  Representations and Warranties . . . . . . . . . . . . . . . . . .  27
     (b)  Consents; Conditions Precedent . . . . . . . . . . . . . . . . . .  27
     (c)  Hart-Scott-Rodino Filings. . . . . . . . . . . . . . . . . . . . .  27
     (d)  Employee and Employee Plans. . . . . . . . . . . . . . . . . . . .  27

8.  Conditions Precedent to Purchaser's Obligation . . . . . . . . . . . . .  27

9.  Conditions Precedent to Sellers' Obligation. . . . . . . . . . . . . . .  29

10.  Closing Date; Closing . . . . . . . . . . . . . . . . . . . . . . . . .  31

11.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     (a)  Agreement by the Sellers to Indemnify. . . . . . . . . . . . . . .  32
     (b)  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     (c)  Limitation on Claims . . . . . . . . . . . . . . . . . . . . . . .  33
     (d)  Losses Defined . . . . . . . . . . . . . . . . . . . . . . . . . .  33
     (e)  Notice and Opportunity to Defend . . . . . . . . . . . . . . . . .  34
     (f)  Escrow Fund. . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
     (g)  Material Adverse Effect Definition . . . . . . . . . . . . . . . .  35

12.  No Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

13.  Specific Performance. . . . . . . . . . . . . . . . . . . . . . . . . .  35

14.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

15.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . .  36

16.  Confidentiality, Press Releases . . . . . . . . . . . . . . . . . . . .  36

17.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

18.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

19.  Successors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

20.  Section Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

21.  Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

22.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

23.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

24.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

25.  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  39

26.  Sellers' Representative . . . . . . . . . . . . . . . . . . . . . . . .  39


                         LIST OF SCHEDULES AND EXHIBITS

Schedules

1         Management Shareholders
2(d)      Capital Leases
3(c)      Shares Owned
4(b)      Options, Warrants, Other Securities
4(e)      Undisclosed Liabilities
4(f)      Ordinary Course of Business
4(g)      Tax Matters
4(h)      Patents, Trademarks and Copyrights
4(i)      Real Property and Material Leases
4(k)      Compliance with Law
4(l)      Insurance Policies
4(m)      Material Contracts
4(n)      Encumbrances
4(o)      Restrictions
4(p)      Litigation
4(q)      Environmental Matters
4(r)      Labor Agreements
4(s)      ERISA
4(t)      Affiliate Transactions
5(c)      Consents


Exhibits

A         Escrow Agreement

A-1       Terms of Escrow Arrangement

B         Form of Opinion of Counsel to Sellers

C         Form of Opinion of Counsel to Purchaser

                            STOCK PURCHASE AGREEMENT

          AGREEMENT made this 27th day of February, 1996, by and between UNIVERSAL OUTDOOR, INC., an Illinois corporation (hereinafter referred to as "Purchaser"), and WIND POINT PARTNERS II, L.P., a Delaware limited partnership ("Wind Point"); MARQUETTE VENTURE PARTNERS, L.P., a Delaware limited partnership ("Marquette"); CHEMICAL EQUITY ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP ("Chemical"); BANC ONE VENTURE CORPORATION, a Wisconsin corporation ("Banc One"); and the MANAGEMENT SHAREHOLDERS (as hereinafter defined) (Wind Point, Marquette, Chemical and Banc One being sometimes hereinafter referred to collectively as the "Institutional Sellers" and, together with the Management Shareholders, the "Sellers").


                              W I T N E S S E T H:

          WHEREAS, Sellers are the owners of all of the issued and outstanding shares of common stock of NOA HOLDING COMPANY, a Delaware corporation ("Holding"); and

          WHEREAS, Holding is the owner of all of the issued and outstanding shares of common stock of NAEGELE OUTDOOR ADVERTISING COMPANY, a Delaware corporation (the "Company"); and

          WHEREAS, the Company is in the business of owning and operating outdoor advertising businesses in the Minneapolis/St. Paul, Minnesota metropolitan area (the "Twin City Market") and in the Jacksonville, Florida metropolitan area (the "Jacksonville Market"); and

          WHEREAS, Sellers desire to sell all of the issued and outstanding common stock of Holding to Purchaser, and Purchaser desires to purchase such stock from Sellers, for the purchase price and upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and plural forms of such terms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

          "ADJUSTED CASH PURCHASE PRICE" has the meaning specified in Section 2(a) of this Agreement.

          "AFFILIATED GROUP" means any group of corporations with respect to which a Consolidated Tax Return was, or was required to have been, filed.

          "BALANCE SHEET" shall mean the unaudited consolidated balance sheet of Holding and the Company as of November 30, 1995.

          "BALANCE SHEET DATE" shall mean November 30, 1995.

          "BEST EFFORTS" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees to any third party.

          "BUSINESS DAY" shall mean any weekday on which commercial banks in Minneapolis, Minnesota are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

          "CASH PURCHASE PRICE" has the meaning specified in Section 2(a) of this Agreement.

          "CLOSING" has the meaning specified in Section 10 of this Agreement.

          "CLOSING DATE" has the meaning specified in Section 10 of this Agreement.

          "CLOSING DATE BALANCE SHEET" has the meaning specified in Section 2(e) of this Agreement.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMPANY" has the meaning specified in the second recital of this Agreement.

          "COMPANY COMMON STOCK" has the meaning specified in Section 4(b) of this Agreement.

          "COMPANY PLAN" has the meaning specified in section 4(s) of this Agreement.

          "CONFIDENTIALITY AGREEMENT" shall mean that certain letter agreement dated as of November 20, 1995 between Holding and Purchaser with respect to, among other things, the treatment of confidential information regarding the Company.

          "CONSOLIDATED NET WORKING CAPITAL" has the meaning specified in
Section 2(c) of this Agreement.

          "CONSOLIDATED TAX RETURN" means any Tax Return that was, or should have been, filed on a consolidated, combined or unitary basis for the purpose of any type of Tax.

          "CUSTODIAN" has the meaning specified in Section 3 of this Agreement.

          "DETERMINATION" has the meaning specified in Exhibit A-1.

          "ENCUMBRANCES" shall mean any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement; provided, however, that Encumbrances shall not include any Permitted Encumbrance.

          "ENVIRONMENTAL LAWS" shall mean any federal, state, or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or public health or safety as presently in effect.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ESCROW AGENT" has the meaning specified in Section 2(a) of this Agreement.

          "ESCROW FUND" has the meaning specified in Section 2(a) of this Agreement.

          "ESCROW AGREEMENT" has the meaning specified in Section 2(a) of this Agreement.

          "ESCROW ARRANGEMENT" has the meaning specified in Section 2(a) of this Agreement.

          "FINANCIAL STATEMENTS" shall mean the audited Consolidated Financial Statements of Holding and the Company as at May 31, 1994 and 1995 and the related audited Consolidated Statements of Operations, Stockholders' Equity and Cash Flows of Holding and the Company for the years then ended, and the accompanying notes thereto, certified by Ernst & Young LLP and the unaudited consolidated financial statements of Holding and the Company for the month and year to date ending November 30, 1995.

          "HALLAS LITIGATION" has the meaning specified in Section 4(p) of this Agreement.

          "HART-SCOTT-RODINO ACT" has the meaning specified in Section 6(e) of this Agreement.

          "HAZARDOUS MATERIALS" shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 609 et. seq., as amended, and regulations promulgated thereunder, hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section9601 et. seq., as amended ("CERCLA" or "Superfund") and regulations promulgated thereunder and any pollutants, hazardous wastes, substances or constituents, toxic or dangerous substances, or related materials defined as such or any other similar designation in, or otherwise subject to regulation under, Environmental Laws.

          "INDEBTEDNESS" has the meaning specified in Section 2(d) of this Agreement.

          "INDEMNIFIED PARTIES" has the meaning specified in Section 11(a) of this Agreement.

          "LEASE SCHEDULE" has the meaning specified in Section 4(j) of this Agreement.

          "LOSSES" has the meaning specified in Section 11(d) of this Agreement.

          "MAJORITY SELLERS" has the meaning specified in section 9 of this Agreement.

          "MANAGEMENT SHAREHOLDERS" shall mean the individuals listed on
Schedule 1 hereto.

          "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the business, operations, assets or financial condition of Holding or the Company.

          "MATERIAL LEASE" or "MATERIAL LEASES" has the meaning specified in
Section 4(i) of this Agreement.

          "MEMPHIS SALE" shall mean the transactions contemplated in connection with the Asset Purchase Agreement, dated as of August 1, 1995, between Tanner Peck, LLC and the Company.

          "MULTIEMPLOYER PLAN" has the meaning specified in Section 4(s) of this Agreement.

          "NOTICE" has the meaning specified in Section 11(e) of this Agreement.

          "PERMITTED ENCUMBRANCE" shall mean: (a) Encumbrances imposed by any governmental authority for Taxes, assessments or charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Holding or the Company in accordance with generally accepted accounting principles; (b) carriers, warehousemen's, mechanics', material-men's, repairmen's or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of Holding or the Company, in accordance with generally accepted accounting principles; (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business thereon.

          "PONY PANEL SALE" shall mean the transactions contemplated in connection with the Asset Purchase Agreement, dated as of July 22, 1994, between The McCarty Company and the Company.

          "PURCHASE PRICE" has the meaning specified in Section 2(a) of this Agreement.

          "PURCHASER" has the meaning specified in the first paragraph of this Agreement.

          "SELECTED ACCOUNTING FIRM" has the meaning specified in Section 2(e) of this Agreement.

          "SELLERS" has the meaning specified in the first paragraph of this Agreement.

          "SELLERS' DISTRIBUTION SCHEDULE" has the meaning specified in Section 2(f) of this Agreement.

          "SELLERS' REPRESENTATIVE" has the meaning specified in Section 2(e) of this Agreement.

          "SHARES" shall mean 72,747.22 shares of Holding's Class A Common Stock, $0.01 par value, and 4829.81 shares of Holding's Class B Common Stock, $0.01 par value.

          "SIGN LOCATION LEASE" shall mean any lease, license or other agreement between the Company and any person pursuant to which the Company has obtained the right to erect, place and maintain outdoor advertising sign structures on any ground space, roof or wall space or upon any other improvement to real estate.

          "STOCK REDEMPTION AGREEMENTS" has the meaning specified in Section 2(d) of this Agreement.

          "TAX" or "TAXES" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, recording, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

          "TAX RETURN" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

          "THRESHOLD AMOUNT" has the meaning specified in Section 11(c)(ii) of this Agreement.

          "WARN ACT" shall mean the Workers Adjustment and Retraining Notification Act of 1988 and any similar state or local plant closing law.

          "WARRANTS" shall mean the warrants to purchase Common Stock issued pursuant to the Warrant Agreement, dated May 22, 1991, between Chase Manhattan Bank, N.A. and Holding.

          "WORKING CAPITAL ESCROW FUND" has the meaning specified in Section 2(a) of this Agreement.

          "YOUNGSTOWN SALE" shall mean the transactions contemplated in connection with the Asset Purchase Agreement, dated as of July 19, 1995, between FKM Advertising Co., Inc. and the Company.

          2. SALE OF SHARES; PURCHASE PRICE.

          (a) On the terms and subject to the conditions set forth in this Agreement, Sellers hereby agree to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from Sellers, on the Closing Date, the Shares. In consideration of the sale of the Shares, Purchaser shall pay to Sellers on the Closing Date, an aggregate purchase price of $85 million, subject to increase or decrease as clause (i) below increases or decreases by reason of subsection (b) below, by wire transfer in U.S. dollars in immediately available funds, by transferring (i) to a single account specified by Sellers on or prior
to    the Closing Date, $82.6 million in cash (the "Cash Purchase Price") plus
(or minus) the adjustment set forth in subsection (b) hereof (as so adjusted, the "Adjusted Cash Purchase Price"),

(ii) to a single account specified by Chemical Bank (the "Escrow Agent") prior to the Closing Date, $2,000,000 in cash (the "Escrow Fund"), pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit A, with such changes thereto as shall be approved by the Purchaser and the Sellers' Representative, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and (iii) to a single account at Chemical Bank, specified by the Sellers' Representative prior to the Closing Date, $400,000 plus any amounts in excess of $85,000,000 that are, or would otherwise be, payable pursuant to the terms of this Agreement on the Closing Date to the Sellers or the holders of any Indebtedness, in cash (the "Working Capital Escrow Fund," and together with the Cash Purchase Price and the Escrow Fund, the "Purchase Price") pursuant to the terms of an escrow arrangement (the "Escrow Arrangement") described in Section 2(f) hereof and Exhibit A-1 hereto.

          (b) The Cash Purchase Price shall be adjusted as follows:

               (i) The Cash Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the increase or decrease in the Consolidated Net Working Capital (as herein defined) determined as of the Closing Date as compared to the Consolidated Net Working Capital shown on the Balance Sheet; and

               (ii) The Cash Purchase Price shall be decreased by an amount equal to the Indebtedness (as herein defined) determined as of the Closing Date.

          The Purchaser may at Closing pay directly to the holders of Indebtedness (including amounts payable pursuant to Warrants, Stock Redemption Agreements and Preferred Stock) any amounts deducted from the Cash Purchase Price pursuant to Section 2(b)(ii). Any amounts so paid shall be deemed (except for purposes of calculating Consolidated Net Working Capital) to have been paid at Closing to the Company or Holding by the Purchaser and simultaneously paid by the Company or Holding to the holders thereof.

          (c) As used herein, the term "Consolidated Net Working Capital" shall mean, as at any date of determination thereof, (i) the sum of the following items of Holding and the Company determined on a consolidated basis: (A) cash and cash equivalents, including escrow for Youngstown Sale, (B) accounts receivable (less the allowance for bad debts), (C) other receivables, (D) inventories, and (E) the current portion of prepaid expenses and leases and other current assets, MINUS (ii) the sum of the following items of Holding and the Company determined on a consolidated basis (exclusive of the current portion of long term debt, including the current portion of capitalized lease obligations, if any, and accrued and unpaid dividends on Holding's issued and outstanding Preferred Stock): (A) accounts payable, (B) accrued interest and other accrued expenses, (C) deferred income, (D) income taxes payable including accruals for income tax assessments,
(E) deferred gain on Youngstown Sale, (F) current deferred tax liabilities, and
(G) any other current liabilities. All such items shall be determined in accordance with generally accepted accounting principles applied in a manner consistent with those used in the preparation of the Balance Sheet and the Financial Statements, except that, with respect to the Hallas Litigation (as defined herein), no reserve shall be taken except by reason of an adverse monetary judgment therein or an agreement or agreement in principle to settle such litigation. For purposes of this Section 2(e) ONLY, the Balance Sheet shall be deemed to have been prepared in accordance with generally accepted accounting principles; PROVIDED, THAT, this sentence shall in no way limit the Purchaser's right to indemnification pursuant to Section 11 hereof.

          (d) As used herein, the term "Indebtedness" shall mean, as at any date of determination, the sum of the following items of Holding and the Company determined on a consolidated basis: (i) amounts required to pay obligations created, issued or incurred for borrowed money, (ii) obligations to pay the deferred purchase or acquisition price of property or services (other than trade or accounts payable arising, and accrued expenses incurred, in the ordinary course of business to the extent reflected as a current liability on the Closing Balance Sheet), (iii) capital lease obligations, if any, except those set forth on Schedule 2(d) attached hereto, (iv) the cost to Holding or the Company to redeem any interest rate protection agreement, (v) amounts which may be owed pursuant to the Stock Redemption Agreements dated November 29, 1995 between Holding and William Austin and David Hogue and any other such redemption agreements which provide for a price protection mechanism in the event of a subsequent sale of stock (together, the "Stock Redemption Agreements"), (vi) the Liquidation Value (as defined in Holding's Certificate of Incorporation) of, plus all accrued and unpaid dividends on, Holding's issued and outstanding Preferred Stock, (vii) amounts payable to the holders of all Warrants outstanding at the time of Closing in cancellation thereof, (viii) any amounts due or owing under the employment contract of Bruce Davies, and (ix) amounts due or owing to Leonard, Street and Deinard or Furman Selz LLC.

          For the purposes of estimating the amount of Indebtedness to be deducted in the calculation of the Adjusted Cash Purchase Price payable at the time of the Closing (but not for purposes of the final determination of Indebtedness pursuant to Section 2(e) (other than the first paragraph thereof)), amounts invoiced, billed or claimed to be due by any holder of Indebtedness shall, unless the Purchaser agrees otherwise, be conclusive evidence of the amount owed to such holder of Indebtedness.

          (e) For the purpose of estimating the Consolidated Net Working Capital and Indebtedness as of the Closing Date, the Company will prepare and deliver to the Purchaser not less than five (5) calendar days prior to the Closing Date a detailed estimate of the Consolidated Net Working Capital and Indebtedness as of the Closing Date and the adjustment to the Cash Purchase Price based thereon. At the Closing, the Purchaser shall pay such Adjusted Cash Purchase Price based upon such estimate as set forth in Section 2(a) above.

          Within thirty (30) Business Days following the Closing Date, the Purchaser shall prepare and deliver to Sellers and the Sellers shall prepare and deliver to the Purchaser unaudited consolidated balance sheets of Holding and the Company (the "Closing Date Balance Sheets"), including a determination of the actual Consolidated Net Working Capital and Indebtedness as of the Closing Date and shall specify any increase or decrease to the Adjusted Cash Purchase Price based upon such actual Consolidated Net Working Capital and Indebtedness as of the Closing Date.

          Within twenty (20) calendar days after the delivery by the Purchaser and the Sellers (who shall act through the Sellers' Representative as a single party based upon the position of the Majority Sellers (as hereinafter defined)) of the Closing Date Balance Sheets, which include the Purchaser's and the Sellers' respective determinations of the actual Consolidated Net Working Capital and Indebtedness as of the Closing Date, each party will deliver a detailed statement describing their objections, if any, to the other party's determination of the actual Consolidated Net Working Capital and Indebtedness as of the Closing Date. If either party shall fail to raise any such objection within such twenty (20) day period, the other party's determination of the actual Consolidated Net Working Capital and Indebtedness as of the Closing Date shall be final and binding upon the parties hereto. If any such objection is raised, a representative of the Sellers (the "Sellers' Representative") chosen at least three (3) business days prior to the Closing Date (and identified to the Purchaser by the Institutional Sellers promptly thereafter) by the Majority Sellers (as hereinafter defined) and the Purchaser will use reasonable efforts to resolve any disputes regarding the determination of the actual Consolidated Net Working Capital and Indebtedness as of the Closing Date, but if a final resolution is not obtained within five (5) calendar days after the end of such twenty (20) day period, any remaining disputes will be resolved by an independent accounting firm mutually agreeable to the Sellers' Representative and the Purchaser. If the Sellers' Representative and the Purchaser are unable to mutually agree upon such an accounting firm within five (5) calendar days after the end of such five (5) day period, the Chicago office of "big six" accounting firm will be selected by lot within three (3) calendar days thereafter after eliminating one firm designated as objectionable by Sellers' Representative and one firm designated as objectionable by the Purchaser (any accounting firm so selected or agreed upon shall be referred to herein as the "Selected Accounting Firm"). The Selected Accounting Firm shall determine the actual Consolidated Net Working Capital and Indebtedness as of the Closing Date within twenty (20) calendar days after its selection. The determination of the actual Consolidated Net

Working Capital and Indebtedness as of the Closing Date by the Selected Accounting Firm will be conclusive and binding upon the parties. The Purchaser shall allow, and shall cause Holding and the Company to allow, the Sellers' Representative, its attorneys, accountants and agents and the Selected Accounting Firm complete access to Holding's and the Company's books, records, computer systems, and personnel during the normal business hours in order to prepare their draft Closing Date Balance Sheets. The fees and expenses of the Selected Accounting Firm, if utilized, shall be split equally between the Sellers and the Purchaser. Within five (5) calendar days of the resolution of the objections by the Sellers' Representatives and the Purchaser, or of the determination of the actual Consolidated Net Working Capital and Indebtedness as of the Closing Date by the Selected Accounting Firm, the Sellers shall repay to the Purchaser any excess of the estimated Adjusted Cash Purchase Price over the Adjusted Cash Purchase Price or the Purchaser shall pay to the Sellers any additional Adjusted Cash Purchase Price over the estimate thereof previously paid to the Sellers in the manner provided in Section 2(a) hereof. The liability of the Sellers with respect to the foregoing shall be several and not joint calculated in accordance with the Sellers' Distribution Schedule (as defined herein). To the extent possible, any such payment shall be paid out of the Working Capital Escrow Fund as provided in the following paragraph.

          (f) The Working Capital Escrow Fund shall be disbursed as follows:
(i) the Working Capital Escrow Fund shall be distributed to the Purchaser to repay to the Purchaser any portion of the excess of the estimate of the Adjusted Cash Purchase Price paid at Closing over the Adjusted Cash Purchase Price as calculated pursuant to Section 2(e) and (ii) any funds remaining in the Working Capital Escrow Fund following resolution of actual Consolidated Net Working Capital and Indebtedness pursuant to Section 2(e) hereof shall be distributed to the Sellers pro rata in accordance with the distribution schedule prepared by the Sellers and provided to the Purchaser as promptly as practicable after the date hereof (the "Sellers' Distribution Schedule"). To the extent that the Working Capital Escrow Fund is not sufficient to repay to the Purchaser any portion of the excess of the estimate of the Adjusted Cash Purchase Price paid at Closing over the Adjusted Cash Purchase Price, the Purchaser may, at its option, receive a disbursement from the Escrow Fund as provided in the Escrow Agreement. The Working Capital Escrow Fund shall survive until a final resolution of and payment, if any, in respect of, the matters contemplated by
Section 2(e) hereof.

          3. REPRESENTATIONS AND WARRANTIES OF SELLERS AS TO THEMSELVES. Each Seller hereby represents and warrants (solely as to itself, himself, or herself) to Purchaser that, except as set forth in the Schedules attached hereto (it being understood that the inclusion of an item on a Schedule hereto shall not be deemed an acknowledgement that such item is material or would be reasonably likely to result in a Material Adverse Effect and, in addition, and without limiting the foregoing, each Management

Shareholder makes the following representations and warranties as to any Shares held by any custodian of an individual retirement account for the benefit of such Management Shareholder or his or her spouse (a "Custodian") as if such shares were held directly by such Management Shareholder:

          (a) ORGANIZATION AND AUTHORITY OF EACH SELLER. Each of Wind Point and Marquette is a limited partnership duly organized under the laws of the State of Delaware. Chemical is a limited partnership duly organized under the laws of the State of California. Each of Wind Point, Marquette and Chemical has full authority to own the Shares owned by it and to sell such Shares to the Purchaser pursuant to this Agreement and otherwise perform its obligations under the Escrow Agreement and hereunder, and such delivery will convey to the Purchaser good and marketable title to such Shares free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind.
Banc One is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full corporate power and authority to own the Shares owned by it and to sell such Shares to the Purchaser pursuant to this Agreement and otherwise perform its obligations under the Escrow Agreement and hereunder, and such delivery will convey to the Purchaser good and marketable title to such Shares free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind.
Each of the Management Shareholders has full authority to own the Shares owned by him and to sell such Shares to the Purchaser pursuant to this Agreement and otherwise perform his obligations under the Escrow Agreement and hereunder, and such delivery will convey to the Purchaser good and marketable title to such Shares free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind.

          (b) DUE EXECUTION AND ABSENCE OF BREACH. This Agreement and the Escrow Agreement have been duly authorized by all necessary action, executed and delivered by such Seller and constitute the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with their terms. Except as set forth in Schedule 4(o), the execution, delivery and performance by such Seller of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby will not: (i) violate or conflict with any provision of the Certificate of Incorporation, Bylaws, Agreement or Articles or Certificate of Limited Partnership or similar organizational document of such Seller; (ii) result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, any provision of (a) any debt instrument, indenture, mortgage agreement or other instrument or arrangement to which such Seller is a party or by which any of the Shares owned by such Seller is bound or (b) any judgment, order or decree by which such Seller is bound or by which any of the Shares owned by such Seller is bound or affected, or (iii) result in the imposition of any lien or security interest in any of the Shares owned by such Seller (c) or impair such Seller's ability to perform its or his obligations under this Agreement and the Escrow Agreement.

          (c) GOOD TITLE TO THE SHARES. Such Seller is and as of the Closing Date will be the lawful owner of that number of Shares set forth next to its, his or her name on Schedule 3(c) hereto and such Seller has and as of the Closing Date will have good title thereto, free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind. Except for this Agreement, there are no outstanding warrants, options, rights or agreements of any kind to acquire from such Seller any Shares owned by such Seller. All of such Shares are fully paid and nonassessable.

          4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO HOLDING AND THE COMPANY. In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Sellers represent and warrant to the Purchaser that, except as set forth in the Schedules attached hereto (it being understood that the inclusion of any item on a Schedule hereto shall not be deemed an acknowledgement that such item is material or would be reasonably likely to result in a Material Adverse Effect):

          (a) ORGANIZATION AND GOOD STANDING. Each of the Company and Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. Each of the Company and Holding is duly qualified as a foreign corporation and is in good standing under the laws of (i) each jurisdiction in which it owns, leases and operates real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification and where a failure to be so qualified would have a Material Adverse Effect. The copies of the Company's and Holding's Certificate of Incorporation and By-Laws (together with all amendments thereto) which have been previously delivered or made available to Purchaser are correct and complete. Holding has conducted no business other than the ownership of the Company Common Stock (as defined herein).

          (b) CAPITALIZATION. The authorized capital stock of Holding consists of (i) 200,000 shares of Class A Common Stock, par value $.01 per share, of which 72,747.22 shares are outstanding, (ii) 25,000 shares of Class B Common Stock, par value $.01 per share, of which 4,829.81 shares are outstanding, and
(iii) 1,000 shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock"), of which 1,000 shares are outstanding as of the date hereof. As of the Closing Date, (i) each of the shares of Preferred Stock issued and outstanding as of the date hereof shall have been redeemed or canceled pursuant to the terms thereof, and all accrued and unpaid dividends on such shares of Preferred Stock shall have been paid, otherwise satisfied or canceled, and (ii) each of the Warrants issued and outstanding as of the date hereof shall have been exercised, redeemed, canceled or otherwise terminated. The Preferred Stock may be redeemed at any time at the option of Holding for an amount equal to the Liquidation Value of the Preferred Stock (as defined in Holding's Certificate of Incorporation) plus all accrued and unpaid dividends on the Preferred Stock. The Sellers have previously delivered copies to or made available true and correct copies of any agreements in respect of the Preferred Stock, the Warrants or any redemption agreement containing a price protection mechanism in the case of a subsequent sale of stock. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share (the "Company Common Stock"), of which 1,000 shares are outstanding. All of the outstanding shares of the Company and Holding have been validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights. All of the issued and outstanding shares of capital stock of the Company are owned beneficially and of record by Holding, and Holding has and as of the Closing Date will have good title thereto, free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind. Holding has acquired and retired 9,084.65 shares of its previously issued Class A Common Stock and 12,314.52 shares of its previously issued Class B Common Stock. Except as shown on Schedule 4(b) hereto, there is no existing option, warrant, call, commitment or other security or agreement of any kind to which Sellers, the Company or Holding is a party requiring, and there are no convertible securities of Sellers, the Company or Holding outstanding which upon conversion would require, the issuance of any additional shares of capital stock of the Company or Holding or other securities convertible into shares of capital stock or any debt or equity security of the Company or Holding of any kind.

          (c) SUBSIDIARIES. The Company is Holding's sole subsidiary. The Company has no subsidiaries. Neither Holding nor the Company has ever held any interest in a partnership.

          (d) FINANCIAL STATEMENTS. Sellers have delivered to Purchaser copies of the Financial Statements. Each of the Financial Statements is in accordance with the books and records of the Company and Holding as of the dates and for the periods indicated, has been prepared in accordance with generally accepted accounting principles and in conformity with the practices consistently applied by the Company and Holding in the immediately preceding fiscal periods, and, with respect to the unaudited interim financial statements, subject to normal year-end audit adjustments and the absence of footnotes, presents fairly in all material respects the financial position, results of operations and cash flows of the Company and Holding as at the dates and for the periods indicated.

          (e) NO UNDISCLOSED LIABILITIES. To the knowledge of the Sellers, neither the Company nor Holding had, as at the Balance Sheet Date, any indebtedness or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due, nor have any facts arisen or occurred which could form a basis therefor) which is not shown on the Balance Sheet, the notes to the Financial Statements or disclosed on Schedule 3(e) hereto, except for those in the aggregate which are not reasonably likely to have a Material Adverse Effect. Except as set forth in the Balance Sheet, neither the Company nor Holding has outstanding on the date hereof any material indebtedness or liability other than those incurred since the Balance Sheet Date in the ordinary course of business or disclosed on Schedule 3(e) hereto. Except as set forth in Schedule 4(e), to the knowledge of the Sellers, there is no breach or alleged breach of any covenant or agreement or any misrepresentation contained in any of the agreements relating to the Memphis Sale, the Youngstown Sale or the Pony Panel Sale.

          (f) NO MATERIAL ADVERSE CHANGE; BUSINESS CONDUCTED IN THE ORDINARY COURSE; NO DIVIDENDS. Since the Balance Sheet Date there has been no, and no event has occurred which may reasonably be expected to result in a, material adverse change in the business, operations, assets or financial condition of the Company or Holding, taken individually or as a whole. Since the Balance Sheet Date (i) the Company and Holding have conducted their business in the ordinary course, consistent with past practice and, except as disclosed on Schedule 4(f), have taken no actions of the type described in the second sentence of Section 6(c) hereof, and (ii) no dividends or distributions have been declared or paid on or made with respect to the shares of capital stock or other equity interests of the Company or Holding nor have any such shares been repurchased or redeemed, other than dividends or distributions paid to Holding.

          (g) TAXES. Except as set forth on Schedule 4(g) hereto, (A) all Tax Returns required to be filed by or on behalf of the Company or Holding or any Affiliated Group of which the Company or Holding is or was a member (other than those in respect of which the liability for Taxes would not exceed $10,000 in the aggregate) (i) are true, accurate and complete in all material respects, and
(ii) have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed; and all amounts of Taxes whether or not so shown on such Tax Returns (including interest and penalties), due from the Company or Holding either directly, as part of a Consolidated Tax Return, or otherwise, have been fully and timely paid or are adequately provided for on the Balance Sheet; and (B) no waivers of statutes of limitation have been given or requested with respect to the Company or Holding in connection with any Taxes or Tax Returns with respect to the Company or Holding. Neither Holding nor the Company has been a member of any Affiliated Group other than the Affiliated Group of which Holding is the common parent corporation. Except as set forth on Schedule 4(g) hereto, all deficiencies asserted or assessments made with respect to Taxes or Tax Returns of the Company or Holding have been fully paid, and there are no unpaid deficiencies asserted or assessments made by any taxing authority against the Company or Holding. There is no Indebtedness of the

Company or Holding owed to or held by any Seller (other than amounts due or owing under the employment contract of Bruce Davies). Neither Holding nor the Company is subject to liability for Taxes of any other person, including, without limitation, liability arising from the application of U.S. Treasury Regulation Section 1.1502-6 or any analogous provision of the Tax law. There are no tax sharing agreements between the Company and/or Holding and any other party.

          (h) PATENTS, TRADEMARKS AND COPYRIGHTS. Schedule 4(h) hereto contains a complete and correct list of each material patent, trademark, trade name, service mark and copyright owned or used by the Company or Holding and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 4(h) or Schedule 4(n) hereto, each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Encumbrances. To the best of Seller's knowledge, there have been no claims asserted in writing, which are still pending, or otherwise threatened, that any of the foregoing is invalid or conflicts with the asserted rights of others, or otherwise challenging Holding's or the Company's ownership or use thereof, which would reasonably be likely to result in a Material Adverse Effect. The Company and Holding possess all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulas and other proprietary and trade rights necessary for the conduct of their respective business as now conducted, except for those the absence of which would not be reasonably likely to result in a Material Adverse Effect.
The use by Holding or the Company of such rights in the conduct of its respective business as now conducted does not violate the rights of any third party, except for such violations as would not have a Material Adverse Effect.

          (i) REAL PROPERTY; LEASES OF REAL PROPERTY.  Except as set forth on
Schedule 4(i) hereto, neither the Company nor Holding owns any real property. Except for Sign Location Leases, Schedule 4(i) hereto contains a complete and correct list in all material respects of all leases, subleases, license agreements or other rights of possession or occupancy of real property to which the Company or Holding is a party (as tenant, occupier or possessor) pursuant to which the current net annual rent payable by the Company or Holding currently exceeds $50,000 (each such lease or agreement, a "Material Lease" and collectively the "Material Leases"). All of the Material Leases are in full force and effect. Complete and correct copies of each Material Lease have been furnished or made available to Purchaser. Except as disclosed on Schedule 4(i) or Schedule 4(p), to the knowledge of any of the Seller, Holding and the Company, no condemnation or eminent domain proceeding against any of the owned real property or any leases is pending or threatened (it being agreed that for purposes of this sentence any party shall be deemed to have knowledge of any proceeding with respect to which it has been personally served (including by mail) with process or notice of a proceeding). Except as disclosed on Schedule 4(i) hereto, no consent is required of any landlord or other third party to any Material Lease to consummate the transactions contemplated hereby, and upon consummation of the transactions contemplated hereby, each Material Lease will continue to entitle the Company or Holding, as the case may be, to the use and possession of the real property specified in such Material Leases and for the purposes for which such real property is now being used by the Company or Holding, respectively. Except as set forth in such Schedule, neither the Company nor Holding is in default beyond any applicable notice or grace period or has received written notice of default still outstanding on the date hereof under any such Material Lease, and to the best of Seller's knowledge, there exists no uncured default thereunder by any third party, except for such third party defaults or notices of default which in either case, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

          (j) SIGN LOCATION LEASES. Sellers have delivered to Purchaser a schedule of Sign Location Leases (the "Lease Schedule") for each of the Twin City and the Jacksonville Markets. The description of the terms of each Sign Location Lease on each Lease Schedule is correct, except for such minor irregularities, errors or omissions which would not be reasonably likely to result in a Material Adverse Effect.

          (k) PERMITS; COMPLIANCE WITH LAWS. The Company and Holding have all necessary permits, licenses and governmental authorizations required for the ownership or occupancy of their respective properties and assets and the carrying on of their respective business, except where the failure to have any such permit, license or governmental authorization would not be reasonably likely to result in a Material Adverse Effect. Except as set forth on Schedule 4(k), Holding and the Company are not in violation of, or, to Seller's knowledge, are under investigation with respect to or have been threatened to be charged with or given notice that the continued operation of any assets does or will violate, any applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority (it being agreed that "legal non-conforming" signs shall not be in violation of this sentence because they are "legal non-conforming") except for such violations which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect; provided, that, in determining whether the loss of any sign or signs would be reasonably likely to result in a Material Adverse Effect, any rights arising therefrom to obtain or erect replacement signs shall be taken into account.

          (l) INSURANCE. Schedule 4(l) hereto contains a materially complete and correct list of all policies of insurance and fidelity bonds (including their respective expiration dates) of any kind or nature covering the Company or Holding, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance, and such policies are in full force and effect. Except as set forth on

Schedule 4(l), there is no claim pending nor has there been a claim made since January 1, 1994 under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Sellers, Holding and the Company, to Sellers' knowledge, have complied with the terms and conditions of all such policies and bonds. Such policies will remain in effect immediately following Closing. All workers compensation insurance is in full force and effect and no notice of any cancellation with respect to such insurance has been received. Complete and correct copies of each such policy have been furnished or made available to Purchaser.

          (m) MATERIAL CONTRACTS. Except as listed in Schedule 4(m) hereto or any other Schedule hereto, neither the Company nor Holding is a party to any (i) material contract or any other contract involving aggregate annual payments in excess of $100,000 (a) paid to the Company (excluding advertising contracts) or
(b) paid by the Company that is not terminable by the Company at will or upon three (3) months or less notice, without payment of any penalty or fee; (ii) contract for the employment of any officer or employee; (iii) contract for the future purchase of materials, supplies, services, merchandise or equipment not capable of being fully performed or not terminable without penalty or payment within a period of one year from the date hereof or in excess of normal operating requirements; (iv) agreement for the sale or lease of any of its assets other than in the ordinary course of business; (v) each contract or commitment for capital expenditures in excess of $100,000; (vi) lease of machinery or equipment involving annual payments in excess of $100,000, either existing or pending; (vii) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; (viii) stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other benefit plan, policy or program providing employee benefits; (ix) consulting agreement; (x) municipal or other governmental franchise agreements;
(xi) agreement with a labor union or labor association; (xii) agreement (other than any agreement entered into in the ordinary course of business consistent with past practice) providing for indemnification of any other parties; or
(xiii) agreement restricting Holding's or the Company's ability to conduct business generally (or any type of business) in any location. Complete and correct copies of each such agreement have been furnished or made available to Purchaser. Except as set forth in Schedule 4(m) hereto, the Company and Holding have performed all of the obligations required to be performed by them to date and are not in default under any of the agreements, leases, contracts or other documents to which they are a party listed on Schedule 4(m) or Schedule 4(p), other than for those failures to perform and defaults which, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect; all of such agreements, leases, contracts or other documents are valid, binding and in full force and effect except for such failures to be so valid, binding and in full force and effect which, in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. The Company and Holding have fully performed each of their obligations under and are in compliance with the provisions of (i) the Settlement Agreement, dated as of March 22, 1995, among the City of Jacksonville, Capsigns, Inc., the Company, Sam E. Newey and Les Loggins Advertising & Public Relations, Inc., (ii) the Settlement Agreement and Release regarding John H. Keltgen vs. the Company, and (iii) the Supplemental Agreement, dated as of March 21, 1995, between Capsigns, Inc. and the Company, except for failures to perform or be in compliance with such agreements which neither (X) would have a Material Adverse Effect nor (Y) gives any party other than the Company the right to accelerate the obligation of the Company to remove signs. Except as set forth in Schedule 4(m) hereto, to the best of Seller's knowledge, no party with whom the Company or Holding has such a scheduled agreement is in default thereunder, which default, individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect. Except as disclosed herein or in Schedule 4(m) or Schedule 4(p) hereto, neither the Company nor Holding is a party to any non-compete or similar agreement which restricts in any material way the current operation of their businesses taken as a whole.

          (n) TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. The Company and Holding have good and marketable title to all of their respective properties and assets shown as owned on the Balance Sheet and as acquired since the Balance Sheet Date (except for assets disposed of since the Balance Sheet Date (including signs as listed on Schedule 4(n))), free and clear of any and all Encumbrances, except as set forth in Schedule 4(n) hereto or except for Permitted Encumbrances.

          (o) RESTRICTIONS. Except as set forth in Schedule 4(n) or 4(o) hereto, neither the execution or delivery of this Agreement or the Escrow Agreement nor the consummation of the transactions contemplated hereby or thereby, will (after the giving of notice, the passage of time, or both) (i) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which the Company or Holding is a party, or constitute a default thereunder, or result in the creation of any Encumbrance upon any of their respective assets, except for such conflicts, breaches, rights of termination or acceleration, defaults and Encumbrances that in the aggregate, would not be reasonably likely to result in a Material Adverse Effect, (ii) violate any of the provisions of their respective Certificates of Incorporation or By-Laws or (iii) violate any judgment, decree, law, rule, ordinance or regulation by which they are subject to or bound other than violations of provisions in local ordinances (not of state-wide application) prohibiting, or requiring approval of, a change of control of the Company.

          (p) LITIGATION; CONSENTS. Except as disclosed in Schedule 4(p) hereto, there is no action, suit, proceeding or formal governmental inquiry or investigation pending against the

Company or Holding which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby or by the Escrow Agreement. Except as disclosed in Schedule 4(p) hereto, there is no action, charge, claim, suit, proceeding or formal governmental inquiry or investigation pending or, to Sellers' knowledge, threatened against the Company or Holding which is reasonably likely to result in a Material Adverse Effect. Except as set forth in Section 6(e) hereof or in Schedule 4(i) or Schedule 4(p) hereto, and except with respect to local governmental permits or licenses, no consent, filing, approval or authorization of any governmental authority on the part of the Company or Holding (or, by reason of facts pertaining to Sellers, Holding or the Company, on the part of either the Purchaser or any affiliate thereof (except for such as required by reason of facts pertaining specifically to the Purchaser) is required in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby. Holding and the Company have adequate existing insurance coverage, except as to deductibles, if any, to pay any liability, (except as to punitive damages), costs and expenses (including reasonable attorney's fees except in the event punitive damages were awarded) of Holding and the Company, including in connection with that certain lawsuit filed pursuant to a complaint in the District Court of Hennepin County, Fourth Judicial District, State of Minnesota by David Hallas captioned HALLAS V. NAEGELE, ET AL (the "Hallas Litigation").

          (q) ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 4(q) hereto, to Sellers' knowledge (i) the operations of the Company and Holding are in compliance with applicable Environmental Laws, except for such noncompliance which is not reasonably likely to result in a Material Adverse Effect, (ii) neither the Company nor Holding is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or regarding any Hazardous Materials on any real property owned or leased by the Company or Holding (which, in the case of real property leased by the Company or Holding for the sole purpose of having a sign thereon, arises from the Company's activities or from the sign, including its construction or maintenance), which proceeding is reasonably likely to result in a Material Adverse Effect, (iii) neither the Company nor Holding has received any written notice from any governmental authority that it is a potentially responsible party at any Superfund site; and (iv) neither the Company nor Holding has caused or permitted its operations (X) to be used to generate, manufacture, transport, treat, store, handle, dispose or process Hazardous Materials or other dangerous or toxic substances, or solid wastes except in compliance with Environmental Laws, or (Y) to release, spill, leak, emit, discharge, dispose or dump any Hazardous Material that has gone onto or offsite of any real property owned or leased by the Company or Holding, in any quantity which is reasonably likely to result in a Material Adverse Effect and (v) the Company and Holding have no knowledge that any person or entity has in the past utilized any real property owned or leased by the Company or Holding in a manner which has created any Hazardous Material on or offsite of such property.

          (r) LABOR AGREEMENTS. (i)  Except as set forth in Schedule 4(r),
Schedule 4(m) or Schedule 4(s) hereto, neither the Company or Holding is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or Holding.

               (ii) Except as set forth in Schedule 4(r) hereto, there are no pending or, to Sellers' knowledge, threatened strikes, work stoppages, slowdowns, lockouts, grievances, arbitrations or other labor disputes against the Company or Holding which individually would be reasonably likely to result in a Material Adverse Effect.

               (iii) Except as set forth in Schedules 4(p) or 4(r) hereto, there are no pending or, to Sellers' knowledge, threatened complaints, charges or claims against the Company or Holding filed with any public or governmental authority, arbitrator or court based upon the employment or termination of employment by the Company or Holding of any individual, except for those which would not be reasonably likely to result in a Material Adverse Effect.

               (iv) Except as set forth in Schedules 4(p) or 4(r) hereto, the Company and Holding (X) are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for such non-compliance as would not be reasonably likely to result in a Material Adverse Effect and (Y) are not and have not been for the past two (2) years engaged in any unfair labor practice.

               (v) Except as set forth in Schedule 4(r) hereto, none of Holding or the Company has any written personnel policy applicable to employees.

               (vi) Except as set forth in Schedule 4(r) hereto, with respect to employees in Minneapolis or Jacksonville, no union organization campaign is presently in progress or has occurred in the past three (3) years and no representation question exists with respect to the employees of Holding or the Company.

          (s) ERISA. (i) Schedule 4(s) hereto sets forth all material stock purchase, stock option, deferred compensation, incentive compensation, severance or termination pay plans, agreements and arrangements and all "employee benefit plans", as defined in Section 3(3) of ERISA, sponsored or maintained by the Company or Holding or to which the Company or Holding contributed or are obligated to contribute thereunder for current or former employees of the Company or Holding (the "Company Plans"). Schedule 4(s) hereto separately identifies each Company Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan").

               (ii) True, correct and complete copies of the following documents, with respect to each of the Company Plans (other than the Multiemployer Plans), have been made available or delivered to Purchaser by Sellers, (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (ii) the last Internal Revenue Service determination letter, if applicable; and (iv) summary plan descriptions.

               (iii) The Company Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code which is reasonably likely to result in a Material Adverse Effect.

               (iv) The Company Plans have been maintained in accordance with their terms and with all provisions of the Code and ERISA (including rules and regulations thereunder) and other applicable federal and state laws and regulations, except where the failure to so maintain would not be reasonably likely to result in a Material Adverse Effect.

               (v) Except for (i) the Stock Redemption Agreements with Hogue and Austin and (ii) the employment agreement with Bruce Davies referred to in clause (viii) of Section 2(d) hereof, no plan or employment arrangement exists that could result in the payment by the Company or Holding to any current, former, or future director or employee of Holding or the Company of any money or other property rights or accelerate or provide any other rights or benefits to any such employee or director as a result of transactions contemplated by this Agreement, whether or not such payment, acceleration, or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code) or whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

          (t) AFFILIATE TRANSACTIONS. Schedule 4(t) sets forth all contracts, agreements and arrangements in effect on or after January 1, 1995 between Holding and the Company, on the one hand, and Sellers or any affiliate of Sellers (excluding Holding and the Company), on the other. All such contracts have been entered into on an arms-length basis and are commercially reasonable.

          5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Sellers as follows:

          (a) ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

          (b) RESTRICTIONS. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach of any terms of any agreement to which Purchaser is a party, except for such conflicts and breaches that in the aggregate would not have a material adverse effect on the Purchaser's ability to consummate the transactions contemplated by this Agreement, nor will it violate any of the provisions of Purchaser's Certificate of Incorporation or By-Laws.

          (c) LITIGATION; CONSENTS. There is no action, suit, proceeding or formal governmental inquiry or investigation pending against Purchaser which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby or by the Escrow Agreement, and, except as set forth in Schedule 5(c) hereto and Section 7(c) hereof, no consent, approval or authorization of any governmental authority on the part of Purchaser is required in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of any of the transactions contemplated hereby or thereby.

          (d) EXECUTION AND EFFECT OF AGREEMENT. Purchaser has the corporate power and authority to enter into this Agreement and the Escrow Agreement, and the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Escrow Agreement have been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with their terms.

          (e) INVESTMENT REPRESENTATION. Purchaser possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution thereof. Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended.

          (f) SOURCES OF INFORMATION. Purchaser acknowledges that it has conducted its own investigation of the business and affairs of the Company and Holding; that the Shares have not been registered under the Securities Act of 1933 as amended, or any state securities or "Blue Sky" laws.

          (g) FINANCING. Purchaser has, or has access to, sufficient funds and financing to pay the Purchase Price on the Closing Date.

          6. COVENANTS OF SELLERS.  Sellers hereby covenant and agree that:

          (a) ACCESS TO DOCUMENTS; OPPORTUNITY TO ASK QUESTIONS. From and after the date hereof and until the Closing Date, Sellers shall cause the Company and Holding to give reasonable access to offices and other facilities and properties of Holding and the Company and to make available for inspection by Purchaser or its representatives, upon reasonable advance notice and during normal business hours, the Company's and Holding's corporate or comparable records, books of account, contracts and all other documents reasonably requested by Purchaser, its managerial employees, counsel and auditors in order to permit Purchaser and such representatives to make reasonable inspection and examination of the business and affairs of the Company and Holding, including, but not limited to, a review of the estimation of Consolidated Net Working Capital and Indebtedness contemplated by the first paragraph of Section 2(e) hereof. Sellers shall further cause the managerial employees, counsel and regular independent certified public accountants of the Company and Holding to be available upon reasonable advance notice to answer questions of Purchaser's representatives concerning the business and affairs of the Company and Holding and shall further cause them to make available all relevant books and records in connection with such inspection and examination.

          (b) MAINTENANCE OF INSURANCE. From and after the date hereof and until the Closing Date, Sellers shall cause the Company and Holding to use their Best Efforts to maintain in full force and effect all of their presently existing insurance coverage or insurance comparable to such existing coverage.

          (c) CONDUCT OF BUSINESS. From and after the date hereof and until the Closing Date, Sellers shall cause the business of the Company and Holding to be conducted in the ordinary course, consistent with past practice. During such period of time, except upon the prior written consent of Purchaser, Sellers shall not permit the Company or Holding to: (a) amend its Certificate of Incorporation or By-Laws or comparable organizational documents, (b) issue any additional shares of capital stock or securities convertible into capital stock or issue, sell or grant any option or right to acquire or otherwise dispose of or commit to dispose of any of its authorized but unissued capital stock or other corporate securities or securities convertible into capital stock, (c) declare or pay any dividends or make any other distribution in cash or property on its capital stock or other equity interests, except to Holding (d) except as contemplated by this Agreement, repurchase or redeem any shares of its stock or other equity interests, (e) voluntarily incur any obligation or liability, except current obligations and except liabilities incurred in the ordinary course of business, (f) enter into any employment agreement or become liable for any bonus, profit-sharing or incentive payment to any of its employees, officers or directors, except pursuant to presently existing plans, arrangements or agreements disclosed herein or in a schedule hereto, (g) mortgage, pledge, or otherwise encumber any part of its assets, tangible or intangible, except Permitted Encumbrances or liens arising under the Company's loan agreement with Chase Manhattan Bank, (h) sell, transfer, dispose of or acquire any (1) signs (other than as a result of completing work-in-progress) and (2) other properties or assets, tangible or intangible, other than, in the case of clause (2), in the ordinary course of business consistent with past practice, (i) make any material changes in its customary method of operations, including marketing and pricing policies and maintenance of business premises, fixtures, furniture and equipment and its accounting policies, (j) except for Sign Location Leases, modify, amend or cancel any of its existing leases or enter into any contracts, agreements, leases or understandings, other than in the ordinary course of business, (k) enter into any collective bargaining agreement, (l) merge or consolidate with any corporation, acquire control or acquire any capital stock or other securities of any other corporation or business entity, or take any steps incident to or in furtherance of any such actions whether by entering into an agreement providing therefor or otherwise, (m)(1) pay, discharge or otherwise satisfy any claim, liability or obligation (including to Sellers) except in the ordinary course of business and consistent with past practice, or (2) pay or otherwise satisfy any Indebtedness (including Indebtedness owing to Sellers or any affiliate of Sellers (except as contemplated by Section 6(f) hereof), but excluding any payments under the loan agreement with Chase Manhattan Bank or any payments made to the holders of the Preferred Stock, the Warrants or the Stock Redemption Agreements), (n) make any Tax election or settle or compromise any income tax liability or file any federal income tax return prior to the last day (including extensions) prescribed by law (except for the federal income tax payment made on or about February 15, 1996), in the case of any of the foregoing, material to the business, financial condition or results of operations of Holding or the Company, (o) enter into any transaction, arrangement or agreement with any affiliate (other than those in existence on the date hereof), (p) factor or sell any accounts receivable of the Company, (q) extend the average life of accounts payable beyond the average life in effect at the Balance Sheet Date, (r) enter into any agreement to do any of the foregoing (except with respect to any arrangement with Chase Manhattan Bank in respect of the Warrants, to the extent such arrangement will be fully reflected on the Closing Balance Sheet to the extent not paid at or prior to Closing), or (s) take any other action which would cause any of the representations and warranties made by Sellers in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          (d) CONSENTS; CONDITIONS PRECEDENT. From and after the date hereof and until the Closing Date, Sellers shall cause the Company and Holding to use their Best Efforts to obtain the consents of those parties indicated on Schedule 4(i), 4(p) and 5(c) in connection with the transactions contemplated hereby and to cause the Company and Holding to use their Best Efforts to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

          (e) HART-SCOTT-RODINO FILINGS. Sellers shall, and shall cause the Company and Holding to, make all required filings as promptly as possible with the Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), and shall, and shall cause the Company and Holding to, cooperate with Purchaser in connection with such filings.

          (f) DISCHARGE OF INDEBTEDNESS. Subject to Section 6(c) hereof, during the period between the date hereof and the Closing Date, the Company and/or Holding may incur Indebtedness from Sellers and pay Indebtedness owing to Sellers and interest thereon. On the Closing Date and prior to the Closing, (i) Sellers shall contribute to the capital of Holding any Indebtedness of Holding or the Company then owing to Sellers; (ii) any obligations owed by Sellers to, or owed to Sellers by, the Company or Holding shall be cancelled, and (iii) any amounts owed to Sellers by the Company or Holding relating to Sellers' prior ownership of equity of the Company or Holding shall be cancelled.

          (g) SHARE CERTIFICATES. The Management Shareholders shall cause the Custodian of any individual retirement account holding any Shares in such account for the benefit of any Management Shareholder or his or her spouse to deliver to the Purchaser on the Closing Date certificates duly endorsed in blank or, in lieu thereof, affixed with stock powers duly executed by such Custodian in blank, and in proper form for transfer.

          (h) RESIGNATIONS. On or prior to the Closing Date, the Management Shareholders and the directors of the Company and Holding shall, if and to the extent requested by the Purchaser, resign from their positions as officers, directors and employees of Holding and/or the Company; PROVIDED, THAT, if any Management Shareholder refuses to resign from any such positions, the Sellers may cause the Company or Holding, as the case may be, to terminate such Management Shareholder from such position. The Purchaser may, in its sole discretion, make offers of employment to Management Shareholders it wishes to retain.

          (i) NO SHOP. The Sellers shall not and shall cause Holding and the Company (and each of their respective directors, officers, employees, advisors, representatives, agents or affili-

ates) not to, directly or indirectly, encourage, engage in, solicit or initiate any discussions or negotiations with, or provide any information to (except, that in the event the Purchaser shall be obligated by law to publicly disclose (and does so disclose) that this Agreement exists, the Sellers may provide information to other persons for the sole purposes of advising them of the existence of this Agreement), or negotiate or enter into any agreement or agreement in principle with, any other person, entity or group, with respect to a sale of Holding, the Company or any subsidiary of Holding or the Company, their assets or capital stock or any similar transaction.

          7. COVENANTS OF PURCHASER. Purchaser hereby covenants and agrees that:

          (a) REPRESENTATIONS AND WARRANTIES. From and after the date hereof and until the Closing Date, Purchaser will not take any action which would cause any of the representations and warranties made by it in this Agreement not to be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

          (b) CONSENTS; CONDITIONS PRECEDENT. From and after the date hereof and until the Closing Date, Purchaser shall use its Best Efforts to obtain any consents required pursuant to Schedules 4(i), 4(p) and 5(c) hereto in connection with the transactions contemplated hereby and to cause the conditions precedent to the consummation of the transactions contemplated hereby to be satisfied.

          (c) HART-SCOTT-RODINO FILINGS. Purchaser shall make all required filings as promptly as possible with the Federal Trade Commission and the U.S. Department of Justice-Antitrust Division pursuant to the Hart-Scott-Rodino Act, and it shall cooperate with Sellers, the Company and Holding in connection with such filings.

          (d) EMPLOYEE AND EMPLOYEE PLANS. As of the Closing Date, any employee (other than Management Shareholders) of the Company or Holding shall remain an employee of the Company or Holding, as the case may be, upon the same terms and conditions of employment as applied to such employees immediately prior to the Closing Date, and Purchaser shall cause the Company and Holding to continue to be bound by any collective bargaining or other employment or consulting agreement or arrangement to which it is a party with respect to any such employee in accordance with and subject to the terms thereof. From and after the Closing, Purchaser shall cause the Company and Holding to continue in effect each Company Plan (other than with respect to Management Shareholders) for a period of at least six (6) months following the Closing.

          8. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the purchase of the

Shares on the Closing Date is, at the option of Purchaser, subject to the satisfaction or waiver of the following conditions:

          (a) Each of the representations and warranties of Sellers (i) contained in Sections 3 and 4(b) hereof shall be true and correct in all respects as of the Closing Date, and (ii) contained in Section 4 (other than Section 4(b)) shall be true and correct in all respects (except that any qualifications, limitations or exceptions in any such representation or warranty as to materiality or Material Adverse Effect shall be of no force and effect) as of the Closing Date, in each case, with the same force and effect as though the same had been made on and as of the Closing Date, except for (X) those given as of a particular specified date (it being agreed that representations herein with respect to the "date hereof" are not given as of a particular specified date), which shall be true and correct in all respects as of such date, (Y) changes therein permitted or contemplated hereby, and (Z) in the case of clause (ii) above, for breaches of representations and warranties which when taken together would not have a Material Adverse Effect or which relate to the environmental condition of the Youngstown Property (as defined in Section 14(c)(i)).

          (b) Sellers shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by Sellers between the date of this Agreement and the Closing Date, and Purchaser shall have received evidence reasonably satisfactory to that any Indebtedness of the Company or Holding owing to Sellers shall have been discharged and released in the manner described in Section 6(f) hereof.

          (c) No action or proceeding shall have been instituted against Purchaser, any Seller, the Company or Holding before any court or other governmental body seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of Purchaser makes it inadvisable to consummate such transactions. No governmental action or proceeding shall have been instituted or threatened against Purchaser, any Seller, the Company or Holding seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of Purchaser makes it inadvisable to consummate such transactions.

          (d) Purchaser shall have received an opinion of Leonard, Street and Deinard, counsel for Sellers, dated the Closing Date and in form and substance reasonably satisfactory to Purchaser and its counsel, as set forth in Exhibit B hereto.

          (e) Purchaser shall have received a certificate, dated the Closing Date, signed by a duly authorized officer of each Institutional Seller and by each Management Shareholder, certifying that the representations and warranties of each such Seller contained in Section 3 hereof are true and correct in all materi-al respects as of the Closing Date with the same force and effect as though the same had been made on the Closing Date. The Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Financial Officer of the Company, in their capacity as such (and without personal liability to such persons except in the case of knowing misstatements) certifying that the conditions set forth in Section 8(a) and
Section 8(b) hereof as they relate to Holding or the Company have been satisfied.

          (f) Purchaser shall have received a certificate of a duly authorized officer of each Institutional Seller, dated the Closing Date, setting forth resolutions of the Board of Directors or of the General Partner of each such Seller generally authorizing the signing and performance of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

          (g) The consents of all persons who are parties to the agreements with the Company or Holding identified on Schedules 4(i) or 4(p) with an asterisk (*) shall have been obtained, and signed copies thereof shall have been delivered to Purchaser.

          (h) The waiting periods under the Hart-Scott-Rodino Act shall have expired.

          (i) Sellers shall have delivered to the Purchaser certificates representing the Shares held by such Seller, which certificates shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers duly executed by a Custodian in blank, and in proper form for transfer.

          (j) The Company shall have provided to Purchaser the detailed estimate of the Closing Date Consolidated Net Working Capital and Indebtedness specified in Section 2(e) of this Agreement.

          (k) Holding shall have delivered to the Purchaser an affidavit, dated as of the Closing Date, that is reasonably satisfactory to the Purchaser and which satisfies the requirements of Section 1445(b)(3) of the Code and U.S. Treasury Regulation Section1.1445-2(c)(3)(i).

          (l) Sellers shall have executed and delivered to the Purchaser the Escrow Agreement.

          (m) At or prior to the Closing, (i) the Preferred Stock shall have been redeemed, (ii) all Indebtedness owing to lenders of the Company shall have been repaid and (iii) all Warrants shall have been cancelled or arrangements with respect thereto which are satisfactory to the Purchaser shall have been made.

          9. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION. The obligation of Sellers to consummate the sale, transfer and assignment to Purchaser of the Shares on the Closing Date is, at the option of Sellers holding sixty-six percent (66%) or more of the Shares (the "Majority Sellers"), subject to the satisfaction or waiver of the following conditions:

          (a) Each of the representations and warranties of Purchaser contained in Section 5 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date, except for changes therein permitted or contemplated hereby.

          (b) Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by Purchaser between the date hereof and the Closing Date.

          (c) No action or proceeding, shall have been instituted against Purchaser, any Seller, the Company or Holding before any court or other governmental body, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of the Majority Sellers makes it inadvisable to consummate such transactions. No governmental action or proceeding shall have been instituted or threatened against Purchaser, any Seller, the Company, or Holding seeking to restrain or prohibit the consummation of the transactions contemplated hereby, which in the reasonable opinion of the Majority Seller makes it inadvisable to consummate such transactions.

          (d) Sellers shall have received an opinion of either Winston & Strawn or Skadden, Arps, Slate, Meagher & Flom, counsel for Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Majority Sellers and their counsel, as set forth in Exhibit C hereto.

          (e) Sellers shall have received a certificate to the effect set forth in subsections (a) and (b) above, dated the Closing Date, signed by a duly authorized officer of Purchaser, in his capacity as such (and without personal liability to such person except in the case of knowing misstatements).

          (f) Sellers shall have received a certificate of a duly authorized officer of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

          (g) The waiting periods under the Hart-Scott-Rodino Act shall have expired.

          (h) The Purchaser shall have executed and delivered to Sellers the Escrow Agreement.

          10. CLOSING DATE; CLOSING.

          (a) Except as hereinafter provided, the closing hereunder (herein called the "Closing") shall, subject to the provisions of Sections 8 and 9 hereof, take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10021, at 10:00 A.M. on the date that is five
(5) Business Days after each of the conditions precedent to the Closing set forth in Sections 8(c), (g), (h) and (j) and 9(c) and (g) shall have been satisfied or waived, but in no event prior to April 15, 1996 or later than July 15, 1996, unless otherwise mutually agreed to in writing by Purchaser and the Majority Sellers. The date of the closing is referred to in this Agreement as the Closing Date.

          (b) All proceedings to be taken and all documents to be executed and delivered by Sellers in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel. All proceedings to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Majority Sellers and their counsel. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

          (c) At the Closing, Sellers shall deliver, or shall cause to be delivered, to Purchaser the following:

               (i) Certificates representing the Shares, which certificates shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers executed in blank, and in proper form for transfer.

               (ii) An opinion of Leonard, Street and Deinard, counsel for Sellers, dated the Closing Date, setting forth the matters required pursuant to
Section 8(d) hereof.

               (iii)     The certificates referred to in Section 8(e) hereof.

               (iv) The certified resolutions of the Board of Directors or General Partner of each Seller referred to in Section 8(f) hereof.

               (v) An incumbency certificate setting forth the names of officers of each Institutional Seller who are authorized to execute this Agreement and all documents executed by such

Seller pursuant hereto, together with their respective signatures, signed by a duly authorized officer of each such Seller.

          (d) At the Closing, Purchaser shall deliver to Sellers the following:

               (i) Immediately available funds in the aggregate amount of the Purchase Price, as provided in Section 2 hereof.

               (ii) An opinion of counsel for Purchaser, dated the Closing Date, setting forth the matters required pursuant to Section 9(d) hereof.

               (iii) The certificate signed by a duly authorized officer of Purchaser referred to in Section 9(e) hereof.

               (iv) The certified resolutions of the Board of Directors of Purchaser referred to in Section 9(f) hereof.

               (v) An incumbency certificate setting forth the names of officers of Purchaser who are authorized to execute this Agreement and all documents executed by Purchaser pursuant hereto, together with their respective signatures, signed by a duly authorized officer of Purchaser.

          11. INDEMNIFICATION.

          (a) AGREEMENT BY THE SELLERS TO INDEMNIFY. Subject to the limitations set forth in this Section 11, each Seller shall (i) severally but not jointly indemnify the Purchaser, its officers, directors, affiliates, employees and agents, Holding and the Company (the "Indemnified Parties") and hold the Indemnified Parties harmless from and against any and all Losses (as hereinafter defined) incurred by the Indemnified Parties by reason of, or relating to any misrepresentation or breach of any representation or warranty of such Seller contained in Section 3 of this Agreement; and (ii) indemnify the Indemnified Parties and hold the Indemnified Parties harmless from and against any and all Losses incurred by the Indemnified Parties by reason of, or relating to, (W) any Losses, not covered by insurance, arising out of or relating to the Hallas Litigation; (X) the failure of any representation or warranty contained in
Section 4 to be true and correct at Closing, or any breach of any covenant of the Sellers contained herein; (Y) any facts, circumstances, conditions, events or actions existing or occurring at any time with respect to any of (1) the Memphis Sale, (2) the Youngstown Sale, (3) the Pony Panel Sale, or (4) the operations and business which are the subject of any of the foregoing; and (Z) any payments made out of the escrow account established in connection with the Youngstown Sale. The obligations of each Management Shareholder to so indemnify the Indemnified Parties shall include any Losses relating to any Shares held by a Custodian as if such Shares were held directly by such Management Shareholder. No claim based upon a breach of any representation or warranty may be asserted by an Indemnified Party after such representation or warranty has been extinguished, except that claims first asserted in writing prior to the extinguishment thereof shall not thereafter be barred.

          (b) SURVIVAL. The parties hereto agree that none of the representations, warranties or covenants contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the Closing hereunder or the consummation of the transactions contemplated hereby except that (i) those contained in Section 3, Section 4(b),
Section 11 and Section 12 shall survive without limitation, (ii) those contained in Section 4 (other than Section 4(b)) and Section 6 shall expire on the date that the Escrow Agreement terminates in accordance with the terms set forth in the Escrow Agreement, and that none of the parties hereto shall have any rights or obligations arising out of any of such representations, warranties or covenants after the Closing hereunder or the termination of this Agreement pursuant to Section 14 hereof, except for those contained in Section 3, Section 4, Section 6, Section 11 and Section 12 hereof.

          (c) LIMITATION ON CLAIMS. (i) No Seller shall have any liability with respect to the breach of any representation or warranty contained in Section 3 of this Agreement, or in any schedule, assignment, exhibit, or instrument delivered relating thereto, in excess of the consideration received by such Seller and the Custodian, if any, for the sale of such Seller's Shares.

               (ii) No Seller shall have any liability with respect to the indemnification provisions contained in clause (ii) of Section 11(a) hereof, (x) unless and until the aggregate amount of all such claims against the Sellers exceeds $250,000 (the "Threshold Amount") and then only to the extent that such claims exceed the Threshold Amount and (y) in excess of the pro rata portion in accordance with the Sellers' Distribution Schedule of the Escrow Fund attributable to such Seller and the Custodian, if any.

          (d) LOSSES DEFINED. As used in this Section 11, "Losses" means any liability, loss, claim, deficiency, damage, payment (including, without limitation, those arising out of any demand, settlement or judgment relating to any legal, equitable or arbitration action or proceeding), cost or expense (including reasonable attorney's fees incurred in the investigation or defense thereof or the enforcement of rights hereunder) incurred by a party entitled to indemnification under Section 11(a) of this Agreement. For purposes of indemnification with respect to breaches of the second sentence of Section 4(k) resulting from the actual loss of a sign or the use thereof, "Losses" shall be limited to out of pocket costs and expenses (including fines, penalties and attorneys' fees) incurred and to the present value of the revenue stream anticipated to be derived therefrom.

          (e) NOTICE AND OPPORTUNITY TO DEFEND. If an event occurs that entitles an Indemnified Party, or that an Indemnified

Party believes entitles it, to indemnification pursuant to this Section 11, the Indemnified Party shall promptly notify the Seller or Sellers obligated or believed to be obligated to provide indemnification therefor. If the claim for indemnification arises out of a claim by a third party, such notice (the "Notice") shall occur within 15 days of the Indemnified Party's receipt of written notice of such claim; provided, however, that the failure to so notify the Seller(s) shall not relieve the Seller(s) of their obligations hereunder, except to the extent that they are actually prejudiced by such failure. The Seller(s) shall have the right to undertake, conduct and control the defense thereof by so notifying the Indemnified Party in writing, provided that the Sellers' Representative (i) states that the settlement or defense of the claim will be conducted at all times in good faith and in a reasonable manner (and so conducts it), (ii) acknowledges in writing the obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement, and
(iii) promptly reimburses the Indemnified Party for all out-of-pocket expenses incurred as a result of the assumption by the Sellers of control of such settlement or defense. If the Sellers' Representative provides written notice to the Indemnified Party that it elects to defend such claim, such Sellers' Representative shall be obligated to defend such claim, at its own expense and by counsel chosen by it and reasonably satisfactory to the Indemnified Party.
In the event the Sellers' Representative elects to provide the defense of such claim pursuant to this Section ii(e), the Indemnified Party shall cooperate fully with the Sellers' Representatives and its counsel in the defense of such claim and shall be entitled to full access to information with respect thereto and to participate in the defense thereof at its own cost and expense. Any compromise, settlement or offer of settlement of such claim by the Sellers' Representative shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld and unless such consent is obtained, the Sellers' Representative shall continue the defense of such claim; provided, however, that if the Indemnified Party refuses its consent to a bona fide offer of settlement that the Sellers' Representative wishes to accept and that involves no payment by the Indemnified Party not paid by the Seller(s) and further involves no limitation on the future conduct of the business of Holding or the Company, the Sellers' Representative may reassign the defense of such claim to the Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Sellers, at the sole cost and expense of the Indemnified Party. In such event, the obligation of the Seller(s) with respect thereto shall not exceed the amount of the offer of settlement that the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party prior to the date the Sellers' Representative notified the Indemnified Party of the offer of settlement. If the Sellers' Representative does not elect to defend any such claim, it shall nevertheless have the right of full access to information with respect thereto and to participate in such defense at its sole cost and expense and shall remain liable for any indemnification obligations pursuant to this Agreement.

          (f) ESCROW FUND. The Escrow Fund shall be disbursed pursuant to the terms and conditions set forth in the Escrow Agreement.

          (g) MATERIAL ADVERSE EFFECT DEFINITION. "Material Adverse Effect" (as such term is used in any representation or warranty contained in Section 3 or Section 4) shall, for purposes of Section 11(a) of this Agreement, be deemed to have occurred if the aggregate of all Losses related to any such representation or warranty shall exceed $100,000.

          12. NO BROKERS. Sellers represent to Purchaser, and Purchaser represents to Sellers, that they respectively have had no dealings with any broker or finder in connection with the transactions contemplated by this Agreement, other than, with respect to Sellers, Furman Selz LLC and with respect to Purchaser, Bear, Stearns & Co. Inc. Sellers agree to indemnify and hold Purchaser harmless from and against any and all liability to which Purchaser may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of Sellers. Purchaser agrees to indemnify and hold each Seller harmless from and against any and all liability to which such Seller may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by or on behalf of Purchaser.

          13. SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and to purchase the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          14. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

          (a) At any time on or prior to the Closing Date, by the mutual consent in writing of Purchaser and Sellers;

          (b) By either Purchaser or Sellers if the Closing shall not have occurred on or before July 15, 1996 (or such later date as may be agreed upon in writing by the parties hereto); or

          (c) By the Purchaser, by notice to the Sellers as provided in Section 17 hereof:

                    (i) in its sole discretion, at any time on March 1, 1996, if the Sellers shall not have delivered after the execution hereof and prior to 12:01 a.m. on March 1, 1996, a report (the "Youngstown Report") containing information as to the environmental condition of the property located at 1355 Logan Avenue, Youngstown, Ohio (the "Youngstown Property"); or

                    (ii) at any time on or prior to March 8, 1996, if a Youngstown Report shall have been received by the Purchaser prior to 12:01 a.m. on March 1, 1996, unless the Purchaser shall have determined in good faith that the net Losses (including clean-up and remedial costs) associated with the Youngstown Property would not equal or exceed $2 million.

          In the event that this Agreement shall be terminated pursuant to this
Section 14, all further obligations of the parties under this Agreement (other than Sections 12, 16 and 22) shall terminate without further liability of either party to the other.

          15. FURTHER ASSURANCES. The parties hereto each agree to execute such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          16. CONFIDENTIALITY, PRESS RELEASES.

          (a) As more specifically set forth in the Confidentiality Agreement, Purchaser agrees to keep proprietary information regarding the Company and Holding confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and that it will not disclose any of such information other than (i) to Purchaser's directors, officers, employees, representatives, financing sources and agents who are or may be involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available on a non-confidential basis from a source other than Sellers, the Company or Holding, and (iii) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

          (b) Each Seller severally agrees to keep proprietary information regarding Purchaser confidential and following the Closing will keep proprietary information about Holding and the Company confidential and agrees that it, he or she will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to other Sellers or to the Company's and Holding's directors, officers, employees, representatives and agents who are involved with the transactions contemplated by this Agreement, (ii) to the extent such information presently is or hereafter becomes available on a non-confidential basis from a source other than Purchaser, and (iii) to the extent disclosure is required by law, regulation or judicial order by any governmental authority.

          (c) Prior to any disclosure required by law, regulation or judicial order Purchaser or each Seller, as the case may be, shall advise the other of such requirement so that it, he or she may seek a protective order.

          (d) Prior to Closing, neither Purchaser nor any Seller shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other party or, if required by law, without prior consultation with the other party.

          17. NOTICES. Any notices or other communications required or permitted hereunder, shall be sufficiently given and effective when sent if in writing and personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or sent by facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

               In the case of Purchaser:

               Universal Outdoor Holdings, Inc.
               321 North Clark Street
               Suite 1010
               Chicago, Illinois,  60610
               Attention:  Daniel L. Simon
               Telecopy:  (312) 664-8371

               Kelso & Company
               350 Park Avenue
               21st Floor
               New York, New York  10022
               Attention:  James Connors
               Telecopy:  (212) 223-2379

               With a copy to:

               Winston & Strawn
               35 West Wacker Drive
               Chicago, Illinois  60601
               Attention:  Leland E. Hutchinson, Esq.
               Telecopy:  (312) 558-5700

               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, New York  10022
               Attention:  Lou R. Kling, Esq.
               Telecopy:  212-735-2000

               In the case of Sellers:

               Marquette Venture Partners
               520 Lake Cook Road
               Suite 450
               Deerfield, IL  60015
               Attention:  Jim Simons
               Telecopy:

- - -----------------
- - -----------------
- - -----------------
- - -----------------
- - -----------------
- - -----------------

                    708-940-1724

               With copies to:

               Leonard, Street and Deinard
               150 South Fifth Street
               Suite 2300
               Minneapolis, Minnesota  55402
               Attention:

- - -----------------
- - -----------------
- - -----------------
- - -----------------
- - -----------------

                    Morris M. Sherman, Esq.
                    Telecopy:  612-335-1657

          18. ENTIRE AGREEMENT. This Agreement (including the schedules hereto), the Escrow Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties against whom enforcement of any such amendment, supplement, modification or waiver is sought.

          19. SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns; provided, however, that this Agreement and all rights and obligations hereunder may not be assigned or transferred by the Purchaser (other than to Daniel L. Simon, Kelso & Company or any of their or the Purchaser's affiliates), without the prior written consent of the Sellers, or by the Sellers without the prior written consent of the Purchaser.

          20. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          21. APPLICABLE LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles thereof relating to conflict of laws, and the parties hereto hereby consent to the jurisdiction of the courts of the State of Delaware over such parties.

          22. EXPENSES. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their own respective expenses, except that Purchaser and Seller shall share the costs of the applicable filing fee in connection with the filings referred to in Sections 6(e) and 7(c) hereof.

          23. SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

          24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          25. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its affiliates and nothing in this Agreement, express or implied, is intended by or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          26.  SELLERS' REPRESENTATIVE.  The Purchaser shall be entitled to rely
(i) upon the identity of the Sellers' Representative as provided in Section 2(c) hereof and (ii) upon the authority of the Sellers' Representative to act on behalf of and bind all of the Sellers, both before and after the Closing, as to those matters delegated to the Sellers' Representative by the terms of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        UNIVERSAL OUTDOOR, INC.


                                        By
                                          -------------------------------------
                                           Name:
                                           Title:


                                        INSTITUTIONAL SELLERS

                                        WIND POINT PARTNERS II, L.P.


                                        By
                                          -------------------------------------
                                           Name:
                                           Title:


                                        MARQUETTE VENTURE PARTNERS, L.P.

                                        By Marquette Venture Associates, L.P.
                                           Its General Partner

                                        By Marquette Management Partners


                                        By
                                          -------------------------------------

                                          -------------------------------------
                                          A General Partner


                                        CHEMICAL EQUITY ASSOCIATES,
                                          A CALIFORNIA LIMITED PARTNERSHIP

                                        By Chemical Venture Partners
                                          Its General Partner

                                        By
                                          -------------------------------------

                                          -------------------------------------
                                          A General Partner

                                        BANC ONE VENTURE CORPORATION


                                        By
                                          -------------------------------------
                                          Name:
                                          Title:


                                        MANAGEMENT SHAREHOLDERS

                                        JEFF EVRARD


                                        -------------------------------------

                                        LON BINDER


                                        -------------------------------------

                                        ROY SCHROEDER


                                        -------------------------------------

                                        ESTATE OF PAUL F. BARKER


                                        By
                                          -------------------------------------
                                          Name:
                                          Title:

                                        BRUCE DAVIES


                                        -------------------------------------

                                        LEE ANN MULLER


                                        -------------------------------------

                                        R. JAMES SCHWARZ


                                        -------------------------------------

                                                  EXHIBIT A-1

                          TERMS OF ESCROW ARRANGEMENT

     1. In accordance with Section 2(a) of the Stock Purchase Agreement, the Purchaser shall deposit in immediately available funds to a single interest bearing account at Chemical Bank, $400,000 plus any amounts in excess of $85,000,000 that are, or would otherwise be, payable pursuant to the terms of the Stock Purchase Agreement on the Closing Date to the Sellers or the holders of any Indebtedness.

     2. The Working Capital Escrow Fund shall be established for the benefit of the Sellers and the Purchaser, and shall remain on deposit with Chemical Bank until such time as funds from the Working Capital Escrow Fund shall be distributed to the Sellers and/or the Purchaser pursuant to paragraph 3 below.

     3. Upon delivery of either (i) a joint notice from Sellers' Representative and the Purchaser or (ii) a determination by the Independent Accountants (the "Determination"), in each case, to distribute funds in the Working Capital Escrow Fund as follows: (i) the Working Capital Escrow Fund shall be distributed to the Purchaser to repay to the Purchaser any portion of the excess of the estimate of the Adjusted Cash Purchase Price paid at Closing over the Adjusted Cash Purchase Price as calculated pursuant to Section 2(e) of the Stock Purchase Agreement, and (ii) any funds remaining in the Working Capital Escrow Fund following the distribution pursuant to subclause (i) of this paragraph 3 shall be distributed to the Sellers pro rata in accordance with the Sellers' Distribution Schedule. The Selected Accounting Firm is hereby authorized by the parties to deliver the Determination in accordance with the provisions of Section 2(e) of the Stock Purchase Agreement.

     4. The Working Capital Escrow Fund shall survive until the final resolution of and payment, if any, in respect of, the matters contemplated by
Section 2(e) of the Stock Purchase Agreement.

                                                                       EXHIBIT B


                                                                          , 1996
                                                           ---------------


                      FORM OF OPINION OF COUNSEL TO SELLER:



Gentlemen:

          We have acted as counsel to Wind Point Partners II, L.P., Marquette Venture Partners, L.P., Chemical Equity Associates, Banc One Venture Corporation, and certain Management Shareholders (as such term and other capitalized terms used but not defined herein are defined in that certain Stock Purchase Agreement described herein) ("Sellers") in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, the Stock Purchase Agreement between Universal Outdoor, Inc. ("Purchaser") and Sellers relating to the capital stock of NOA Holding, Inc. dated February 26, 1996 (the "Stock Purchase Agreement").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Stock Purchase Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Sellers, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Sellers and upon the representations and warranties of the Sellers contained in the Agreement. In rendering this opinion we have
relied on the opinion(s) of [        ](1), which shall be reasonably acceptable
to the Purchaser, with respect to (i) the due incorporation or organization and valid existence of each Institutional Seller, (ii) that each Institutional Seller has the requisite corporate



- - ----------
     (1) The opinion of such counsels may be delivered directly to the Purchaser.

or partnership power and authority to enter into and perform its obligations under the Stock Purchase Agreement, (iii) the due authorization of the Stock Purchase Agreement by each Institutional Seller and the due execution and delivery of the Stock Purchase Agreement by each Seller and (iv) the execution and delivery of the Stock Purchase Agreement and the Escrow Agreement does not conflict with any of the Institutional Sellers' organizational documents, or with any judgment or decree to which any Seller is bound.

          Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. Each of the Company and Holding is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and Holding has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as presently conducted.

          2. The authorized capital stock of Holding consists of (i) 200,000 shares of Class A Common Stock, par value $.01 per share, of which 72,747.22 shares are outstanding, (ii) 25,000 shares of Class B Common Stock, par value $.01 per share, of which 4,829.81 shares are outstanding, and (iii) 1,000 shares of Preferred Stock, par value $.10 per share, of which no shares are outstanding. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $.01 per share, of which 1,000 shares are outstanding. All of such issued and outstanding shares of the Company and Holding have been validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive rights. All of the issued and outstanding shares of the Company's Common Stock have been validly issued and are fully paid and non-assessable, and are owned of record and beneficially by Holding, and Holding has good title thereto, free and clear of all liens, claims, restrictions, limitations, security interests and encumbrances of any kind. To the best of our knowledge, there is no other capital stock, option, warrant, call, commitment or other security or agreement of any kind of Holding or the Company outstanding other than as set forth in the first two sentences of this paragraph 2.

          3. Each Seller is the record owner of that number of Shares set forth on Schedule 3(c) to the Stock Purchase Agreement, and delivery of the Shares to Purchaser in accordance with the terms hereof will convey to Purchaser good title to the Shares, free and clear of any and all Encumbrances, assuming that Purchaser acquires the Shares without notice of any adverse claim, as that term is used in the uniform commercial code as adopted in the State of Delaware.

          4. Each of Wind Point and Marquette is a limited partnership duly organized under the laws of the State of Delaware. Chemical is a limited partnership duly organized under the laws of the State of California. Each of Wind Point, Marquette and Chemical has full authority to own the Shares owned by it and to sell such Shares to the Purchaser pursuant to the Stock Purchase Agreement and otherwise perform its obligations under the Escrow Agreement and the Stock Purchase Agreement. Banc One is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full corporate power and authority to own the Shares owned by it and to sell such Shares to the Purchaser pursuant to the Stock Purchase Agreement and otherwise perform its obligations under the Escrow Agreement and the Stock Purchase Agreement. Each of the Management Shareholders has full authority to own the Shares owned by him and to sell such Shares to the Purchaser pursuant to the Stock Purchase Agreement and otherwise perform its obligations under the Escrow Agreement and the Stock Purchase Agreement.

          5. Sellers have the requisite corporate or other power and authority to enter into the Stock Purchase Agreement and the Escrow Agreement and to perform its obligations thereunder. The execution and delivery of the Stock Purchase Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate or other action on the part of Sellers, and does not conflict with any of the Institutional Sellers' organizational documents, or with any judgment or decree to which any Seller is bound.

          6. The execution and delivery of the Stock Purchase Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby does not violate any of the provisions of Holding's or the Company's Certificate of Incorporation or By-Laws or any judgment or decree to which the Company or Holding is a party.

          7. The Stock Purchase Agreement and the Escrow Agreement (assuming the due authorization, execution and delivery thereof by Purchaser) constitute the legal, valid and binding obligations of each Seller, enforceable against it, him or her in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

          The opinions expressed herein are limited to the laws of the State of Minnesota, the laws of the State of Delaware and

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the federal laws of the United States, and in the case of paragraphs 4 and 5, the laws of California and Wisconsin but solely in reliance on the opinions of [local counsel reasonably acceptable to Purchaser] and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          The use of the phrase "to the best of our knowledge" or "known to us" or similar phrases to qualify a statement made herein is intended to indicate that during the course of our representation of Holding and the Company in this matter no information has come to our attention that has given us current, actual knowledge that the statement made is not correct. Except as otherwise expressly set forth herein, we have not undertaken any independent investigation with respect to the opinions expressed herein which are "to the best of our knowledge".

          The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that your financing sources may rely on this as if it were addressed to them.

                              Very truly yours,


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                                                                       EXHIBIT C


                     FORM OF OPINION OF COUNSEL TO PURCHASER


          1. Purchaser is a corporation incorporated, existing and in good standing under the laws of the State of Illinois, and has the requisite corporate power and corporate authority to own, lease and operate its properties and carry on its business as presently conducted.

          2. Purchaser has the requisite corporate power and corporate authority to enter into the Stock Purchase Agreement and the Escrow Agreement and to perform its obligations thereunder. The execution and delivery of the Stock Purchase Agreement and the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and does not conflict with any of the provisions of Purchaser's Certificate of Incorporation or By-Laws or any judgment or decree to which Purchaser is bound.

          3. The Stock Purchase Agreement and the Escrow Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except that enforcement thereof may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.